Exhibit 99.1

    Contango Announces Sale of Gulf of Mexico Producing Properties

    HOUSTON--(BUSINESS WIRE)--Dec. 9, 2003--Contango Oil & Gas Company (AMEX:MCF) announced that the Company and its 33.3%-owned subsidiary, Republic Exploration LLC, have entered into an agreement to sell all of their currently producing Gulf of Mexico leases to private interests for approximately $12.0 million. Contango will receive approximately $4.7 million in cash proceeds, representing $3.7 million from the sale of its direct interests in the properties, plus an additional $1.0 million distribution from its 33.3%-owned subsidiary, Republic Exploration. Republic Exploration will receive approximately $8.3 million cash proceeds from the sale of its interests in these properties from which it will pay a $1.0 million distribution to each of its three members. After payment of these distributions and including cash already on hand, Republic Exploration will have total cash of approximately $8.6 million. These funds will be available for future lease acquisitions and exploration drilling. Contango and Republic Exploration will receive payment prior to Dec. 31, 2003. In connection with this sale, Contango Oil & Gas Company will recognize an approximate $6.5 million gain on sale of assets on its income statement for the three months ending Dec. 31, 2003.
    Kenneth R Peak, Contango's chairman and chief executive officer, said, "As a result of this sale, we have now recaptured our entire investment in Republic Exploration. This sale, together with our earlier property sale in July 2003, represents approximately $9.7 million in cash proceeds to Contango. We will use the proceeds of this most recent sale to reduce our bank debt to approximately $10.0 million. This compares to bank debt of approximately $22.4 million as recently as June 30, 2003. After debt repayment, our unused availability under our bank line will be approximately $11.0 million. Based on current product pricing, our monthly EBITDAX is projected to average around $1.5 million per month through our third fiscal quarter ending March 31, 2004."
    Mr. Peak added, "We are completing our Queen City prospect in Jim Hogg County, Texas. It is too early to know the commercial viability of this well. Our other four onshore prospects are proceeding on schedule. Republic Exploration's Vermilion 73 deep shelf prospect in the Gulf of Mexico is currently drilling."
    EBITDAX represents earnings before interest, income taxes, depreciation, depletion and amortization, impairment expenses, exploration expenses, including gain (loss) from hedging activities and sale of assets. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. We believe EBITDAX assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion and amortization, impairment of natural gas and oil properties and exploration expenses, which can vary significantly depending upon accounting methods. EBITDAX is not a calculation based on U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in our statements of cash flows. Investors should carefully consider the specific items included in our computation of EBITDAX. While we have disclosed our EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service, preferred stock dividends and other commitments.
    Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in a proposed LNG terminal in Freeport, Texas. Additional information can be found on our Web page at www.mcfx.biz.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.

    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.mcfx.biz